                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                          __________________________

                                  FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                    FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1999

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 000-23698

                           APPLIED DIGITAL ACCESS, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                      68-0132939
(STATE OR OTHER JURISDICTION OF               (IRS EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

                  9855 SCRANTON ROAD, SAN DIEGO, CALIFORNIA 92121
                (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, ZIP CODE)

                                  (619) 623-2200
               (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


                          __________________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No__
                                      ---

There were 13,147,507 shares of the Registrant's Common Stock, $0.001 par value, outstanding as of July 31, 1999.

                            APPLIED DIGITAL ACCESS, INC.

                                 INDEX TO FORM 10-Q


                                                                                                PAGE
PART I.      FINANCIAL INFORMATION

Item 1.      Financial Statements

             Condensed Consolidated Balance Sheets at
             June 30, 1999 and December 31, 1998..............................................    3

             Condensed Consolidated Statements of Operations and Comprehensive Loss for the
             three and six months ended June 30, 1999 and June 30, 1998.......................    4

             Condensed Consolidated Statements of Cash Flows for the six
             months ended June 30, 1999 and June 30, 1998.....................................    5

             Notes to Condensed Consolidated Financial Statements.............................    6-9

Item 2.      Management's Discussion and Analysis of Financial Condition
             and Results of Operations........................................................    10-14

             Risks and Uncertainties..........................................................    14-21

Item 3.      Quantitative and Qualitative Disclosures About Market Risk.......................    21

PART II.     OTHER INFORMATION

Item 1.      Legal Proceedings................................................................    22

Item 2.      Changes in Securities and Use of Proceeds........................................    22

Item 3.      Defaults Upon Senior Securities..................................................    22

Item 4.      Submission of Matters to a Vote of Security Holders..............................    22

Item 5.      Other Information................................................................    23

Item 6.      Exhibits and Reports on Form 8-K.................................................    23

SIGNATURES....................................................................................    24

PART I FINANCIAL STATEMENTS
Item 1. Financial Statements
APPLIED DIGITAL ACCESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------

                                                                            JUNE 30,     DECEMBER 31,
                                                                              1999          1998
                                                                          ------------  --------------
                                                                           Unaudited
                                                                              (Dollars in Thousands,
                                                                              except per share data)
ASSETS
Current assets:
    Cash and cash equivalents                                             $     9,465   $      12,513
    Investments                                                                 4,867               -
    Trade accounts receivable, net                                              5,161           6,111
    Inventory, net                                                              4,227           5,679
    Deferred income taxes                                                         130             130
    Prepaid expenses and other current assets                                   1,365           1,700
                                                                          -----------   -------------
        Total current assets                                                   25,215          26,133

Property and equipment, net                                                     3,472           5,466
Intangible assets, net                                                            681           1,247
Deferred income taxes                                                           1,510           1,426
                                                                          -----------   -------------
        Total assets                                                      $    30,878   $      34,272
                                                                          ===========   =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                      $     3,089   $       2,922
    Accrued expenses                                                            1,491           2,374
    Accrued warranty expense                                                    1,149           1,264
    Deferred revenue                                                            3,003           2,817
                                                                          -----------   -------------
        Total current liabilities                                               8,732           9,377
                                                                          ===========   =============

Shareholders' equity:
    Preferred stock, no par value; 7,500,000 shares authorized;
      no shares issued                                                              -               -
    Common stock, $.001 par value; 30,000,000 shares authorized;
      13,118,571  and 12,909,315 shares issued and outstanding at
      June 30, 1999 and December 31,1998 respectively                              13              13
    Additional paid-in capital                                                 55,289          54,897
    Accumulated other comprehensive income                                        191             163
    Accumulated deficit                                                       (33,347)        (30,178)
                                                                          -----------   -------------
        Total shareholders' equity                                             22,146          24,895
                                                                          -----------   -------------
        Total liabilities and shareholders' equity                        $    30,878   $      34,272
                                                                          ===========   =============

              The accompanying notes are an integral part of the
                             financial statements.

APPLIED DIGITAL ACCESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
------------------------------------------------------------------------------

                                                FOR THE THREE MONTHS ENDED JUNE 30,       FOR THE SIX MONTHS ENDED JUNE 30,
                                                      1999            1998                       1999            1998
                                                      (Dollars in thousands,                    (Dollars in thousands,
                                                      except per share data)                    except per share data)
                                                          (Unaudited)                                 (Unaudited)
Revenue                                           $     8,863   $      8,580               $      16,065   $      13,852
Cost of revenue                                         3,531          3,741                       6,425           7,405
                                                  -----------   ------------               -------------   -------------
    Gross profit                                        5,332          4,839                       9,640           6,447
                                                  -----------   ------------               -------------   -------------

Operating expenses:
    Research and development                            2,761          3,777                       5,946           7,320
    Restructuring charge                                    -           -                          1,335            -
    Engineering Reimbursement                               -           -                         (1,361)           -
    Sales and marketing                                 2,147          2,551                       4,426           4,831
    General and administrative                          1,353          1,295                       2,614           2,414
                                                  -----------   ------------               -------------   -------------
        Total operating expenses                        6,261          7,623                      12,960          14,565
                                                  -----------   ------------               -------------   -------------

        Operating loss                                   (929)        (2,784)                     (3,320)         (8,118)

Interest income                                           134            168                         254             342
Other expense, net                                         (7)            (6)                         (8)            (16)
                                                  -----------   ------------               -------------   -------------
        Loss before income taxes                         (802)        (2,622)                     (3,074)         (7,792)

Provision for income taxes                                 41             36                          95              73
                                                  -----------   ------------               -------------   -------------
        Net loss                                  $      (843)  $     (2,658)              $      (3,169)  $      (7,865)
                                                  ============  ============               =============   =============
    Other comprehensive income (loss):
      Foreign currency translation adjustments             67            (93)                         28             (12)
                                                  -----------   ------------               --------------  --------------
        Comprehensive loss                        $      (776)  $     (2,751)              $      (3,141)  $      (7,877)
                                                  -----------   ------------               --------------  --------------
        Net loss per share, basic and diluted            (.06)  $       (.21)              $        (.24)  $        (.62)
                                                  -----------   ------------               --------------  --------------
        Shares used in per share computations      13,037,132     12,675,219                  12,977,203      12,649,983
                                                  -----------   ------------               --------------  --------------

              The accompanying notes are an integral part of the
                             financial statements.

APPLIED DIGITAL ACCESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------

                                                                         FOR THE SIX MONTHS ENDED JUNE 30,
                                                                               1999         1998
                                                                            ----------  -----------
                                                                              Dollars in Thousands
                                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                   $(3,169)      $(7,865)
    Adjustments to reconcile net loss to net cash provided (used)
      by operating activities:
        Depreciation and amortization                                            1,783         1,853
        Writeoff of assets associated with restructuring                           866             -
        Other                                                                      108          (101)
        Changes in operating assets and liabilities:
           Trade accounts receivable                                               950         3,978
           Inventory                                                             1,452           (65)
           Prepaid expenses and other current assets                               251         1,340
           Accounts payable                                                        167         1,647
           Acquisition payments due licensor                                         -          (867)
           Accrued expenses                                                       (851)         (743)
           Accrued warranty expense                                               (115)           (8)
           Deferred revenue                                                        186         1,047
                                                                             ---------      --------
             Net cash provided by operating activities                           1,628           216
                                                                             ---------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of investments                                                    (4,867)       (7,854)
    Maturities of investments                                                        -         6,835
    Purchases of property and equipment                                           (169)       (1,370)
    Purchase costs related to asset acquisition                                      -           500
                                                                             ---------      --------
             Net cash used by investing activities                              (5,036)       (1,889)
                                                                             ---------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on capital lease obligations                                (32)           (9)
    Proceeds from issuance of common stock                                         392           416
                                                                             ---------      --------
             Net cash provided by financing activities                             360           407
                                                                             ---------      --------
             Net decrease in cash and cash equivalents                          (3,048)       (1,266)
        Cash and cash equivalents at beginning of period                        12,513         4,400
                                                                             ---------      --------
        Cash and cash equivalents at end of period                             $ 9,465       $ 3,134
                                                                             ---------      --------

                            The accompanying notes
               are an integral part of the financial statements.

APPLIED DIGITAL ACCESS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(DOLLARS IN THOUSANDS)

1.        BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements include the accounts of Applied Digital Access, Inc. (the "Company" or "ADA") and its wholly owned subsidiary: Applied Digital Access - Canada, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. These financial statements have been prepared in accordance with the interim reporting requirements of Form 10-Q, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. These financial statements should be read in conjunction with the Company's audited financial statements and notes thereto, together with Management's Discussion and Analysis of Financial Condition and Results of Operations, and Risks and Uncertainties, contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC.

2.        NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative and hedging activities. In accordance with SFAS No. 133 all derivatives must be recognized as assets or liabilities and measured at fair value. This Statement will be effective for the Company's fiscal year 2001. The Company has not yet determined the impact of the adoption of this new accounting pronouncement on its consolidated financial position or results of operations.

3.        INVENTORY

Inventory is valued at the lower of cost (determined using the first-in, first-out method) or market. Inventory was as follows:

                                                            JUNE 30,        DECEMBER 31,
                                                              1999             1998
                                                           -----------    --------------
     Inventories:
          Raw materials                                      $2,649         $3,266
          Work-in-process                                     1,641          2,389
          Finished goods                                        667            698
                                                           --------       --------
                                                              4,957          6,353
          Less reserves                                        (730)          (674)
                                                           --------       --------
                                                             $4,227         $5,679
                                                           ========       ========

4.        RESTRUCTURING CHARGE FOR TERMINATION OF JOINT DEVELOPMENT AGREEMENT

On March 3, 1999, the Company announced the termination of its joint development agreement ("JDA") with Northern Telecom, Inc. ("Nortel"). The Company and Nortel entered into the JDA in September 1997 to develop Synchronous Optical Network ("SONET") network element products for the telecommunications industry. The intellectual property rights associated with the jointly developed technology will become the property of the

APPLIED DIGITAL ACCESS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(DOLLARS IN THOUSANDS)

Company. Under the JDA, the Company and Nortel each contributed technology and development resources to the project and shared the development costs. The Company's development costs associated with the JDA have been expensed as incurred.

For the six months ended June 30, 1999, the Company incurred a one-time restructuring charge of $1,435, of which $1,335 is included as a separate component of operating expenses and $100 is included in costs of revenue. Cash expenditures are estimated to be $469 which consists of employee severance costs, a facility closure in Richardson, Texas and other costs. The significant components of the restructuring charge are:

-------------------------------------------------------------------------------------------------------------------

              COMPONENT                       Amount            Amounts incurred as of      Estimated amounts to be
                                                                    June 30, 1999             paid in the future
-------------------------------------------------------------------------------------------------------------------
Severance and related personnel costs         $  264            $  264                       $  0
Capital asset writeoffs                          866               866                          0
Facility Closure                                 152                72                         80
Excess inventory writedown                       100               100                          0
Other costs                                       53                10                         43
                                            --------            ------                    -------
Total restructuring costs                     $1,435            $1,312                       $123
-------------------------------------------------------------------------------------------------------------------

Severance costs related to the termination of approximately 65 people, the majority of which were engineers focused on the JDA. The capital asset writeoffs related to software development tool kits acquired specifically for the JDA that had no on-going business use. The facility in Richardson, Texas is a leased facility which the Company has the ability to sub-lease. The Company has estimated the costs associated with leasing the facility until a sub-lessee can be found. The inventory write down related to excess quantities of components used in the JDA product design that were purchased in advance. Other costs are associated with legal services and other professional services required to complete the termination of the JDA. The majority of the expenditures have been concluded however, there may be costs associated with the closure of the leased facility in Richardson, Texas that could continue in to the future.

5.        PER SHARE INFORMATION

Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants for all periods. There are no reconciling items in the numerator and denominator for basic and diluted EPS.

6.        SEGMENTS

In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", information regarding the Company's business segments is reported for financial statement purposes consistently with the manner in which these segments are evaluated for internal reporting and management's assessment of performance. The Company evaluates the performance of its segment and allocates resources to them based on segment earnings before allocation of corporate costs.

The Company has two business units, Network Systems and Network Management, that are organized around the Company's product lines. The Network Systems business unit is formed around the Company's network test and performance monitoring products and services, including its T3AS Test and Performance Monitoring System ("T3AS"), Centralized Test System ("CTS"), Remote Module, a network interface unit ("NIU"), OPTIS (previously named Test OS), Network Embedded Protocol
Access System ("NEPA"), and Sectionalizer. The Network Management business unit focuses on the Company's Operations Support System ("OSS") software products

APPLIED DIGITAL ACCESS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(DOLLARS IN THOUSANDS)

including .Provisioner, Traffic Data Collection and Engineering System ("TDC&E"), Fault Management System ("FMS"), and OS design services.

The table below presents information about revenues and operating loss for reportable segments for the three and six months ended June 30:

                                                   THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                         JUNE 30,                          JUNE 30,
                                                  1999             1998              1999             1998
                                              -----------     -------------     ------------     ------------
   REVENUES:
        Network Systems                          $  5,821          $  5,437        $  10,616         $  8,929
        Network Management                          3,042             3,143            5,449            4,923
                                              -----------     -------------     ------------     ------------
        Consolidated totals                      $  8,863          $  8,580        $  16,065         $ 13,852
                                              ===========     =============     ============     ============
   OPERATING LOSS:
        Network Systems                          $    (36)         $ (2,342)       $  (1,265)        $ (5,934)
        Network Management                            354               861              373              164
                                              -----------     -------------     -------------    ------------
            Total for reportable segments             318            (1,481)            (892)          (5,770)

        Reconciling items                          (1,247)           (1,303)          (2,428)          (2,348)
                                              -----------     -------------     -------------    ------------
        Consolidated totals                      $   (929)         $ (2,784)       $  (3,320)        $ (8,118)
                                              ===========     =============     ============     ============

The table below presents the reconciliation of operating loss for reportable segments to consolidated loss before income taxes for the three and six months ended June 30:

                                                     THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                           JUNE 30,                           JUNE 30,
                                                    1999             1998               1999             1998
                                                 ----------      ------------        ----------       -----------
   Operating loss for reportable segments         $   318            $(1,481)          $  (892)          $(5,770)
   Other unallocated segment expenses              (1,254)            (1,309)           (2,436)           (2,364)
   Other unallocated income                           134                168               254               342
                                                ---------         ----------         ---------         ---------
      Consolidated loss before income taxes       $  (802)           $(2,622)          $(3,074)          $(7,792)
                                                =========         ==========         =========         =========

Operating loss for reportable segments includes segment revenues with deductions made for related development and selling costs and certain expenses controllable by segment managers. Other unallocated segment expenses consist of corporate selling, general and administrative expenses allocated to each segment based on segment revenues. Other unallocated income consists of interest income on investments held at the corporate level.

APPLIED DIGITAL ACCESS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(DOLLARS IN THOUSANDS)

The table below presents the reconciliation of total assets for reportable segments to consolidated total assets at:

                                                                JUNE 30,          DECEMBER 31,
                                                                  1999                1998
                                                             -----------         -------------
             Total assets for reportable
                  Segments                                       $12,859            $17,256
             Other unallocated assets:
                  Cash and investments                            14,332             12,513
                  Other                                            3,687              4,503
                                                             -----------         ----------

                   Consolidated total assets                     $30,878            $34,272
                                                             ===========         ==========

Total assets for reportable segments includes amounts attributable to trade accounts receivable, inventory and property and equipment. Other unallocated assets principally consists of deferred taxes, intangible assets obtained in conjunction with certain acquisitions and prepaid expenses.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE STATEMENTS CONTAINED IN THIS FORM 10-Q THAT ARE NOT PURELY HISTORICAL ARE FORWARD LOOKING STATEMENTS. STATEMENTS WHICH USE THE WORDS "OBJECTIVE," "SEEK," "INTEND," "WILL," "ANTICIPATE," "CAN," "CONTINUE," "PLAN," AND "EXPECT," ARE FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING THE COMPANY'S (I) PLANS FOR DEVELOPMENT OR ACQUISITION AND INTRODUCTION OF NEW PRODUCTS OR ENHANCEMENT OF EXISTING PRODUCTS, (II) STRATEGY, INCLUDING ITS FOCUS ON ITS CORE BUSINESS,(III) EXPANDED MARKETING EFFORTS, (IV) EXPECTED LEVELS OF EXPENDITURES, (V) GOAL OF MAXIMIZING THE VALUE OF TECHNOLOGY AND (VI) THE COMPANY'S TIMING OF YEAR 2000 COMPLIANCE, ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENT. IT IS IMPORTANT TO NOTE THAT THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FACTORS SET FORTH BELOW UNDER THE HEADING "RISKS AND UNCERTAINTIES."

RECENT DEVELOPMENTS

          On March 3, 1999, the Company announced the termination of its JDA with Nortel. The Company and Nortel entered into the JDA in September 1997 to develop SONET network element products for the telecommunications industry. The intellectual property rights associated with the jointly developed technology became the property of the Company. Under the JDA, the Company and Nortel each contributed technology and development resources to the project and shared the development costs. The Company's development costs associated with the JDA were expensed as incurred. The Company has reduced expenses associated with the development conducted under the JDA and continues to explore alternatives for maximizing the value of the jointly developed technology. There can be no assurance that the Company will be successful in it efforts to maximize the value of the technology developed under the JDA or that the jointly developed technology will provide future value to the Company.

          On March 31, 1999, the Company announced a workforce reduction of approximately 65 people. The Company determined the reduction was necessary in order to align its current operations with the Company's objectives of focusing on market opportunities in its core business, reducing expenses including expenses related to its recently terminated JDA with Nortel and improving operating results. The majority of the reduction in workforce were engineers focused on development conducted under the JDA. As a result of the reduction in workforce, the Company has closed its office in Richardson, Texas. In the quarter ended March 31, 1999 the Company incurred a restructuring charge of $1,435,000 related to the reduction in workforce, the closure of the Texas facility, and the write-down of certain capital assets and inventory.

RESULTS OF OPERATIONS

          Revenue totaled $8,863,000 for the three months ended June 30, 1999, a 3% increase from $8,580,000 for the three months ended June 30, 1998. The increase is primarily the result of increased revenue from the sale of network systems products partially offset by decreased revenue from the sale of network management OSS products. Revenue generated from the sale of the Company's network systems products and services totaled $5,821,000 for the three months ended June 30, 1999, a 7% increase from $5,437,000 for the three months ended June 30, 1998. The increase was primarily the result of increased licensing revenues related to the Remote Module product line. Revenue generated from the sale of the Company's network management OS products and services totaled $3,042,000 for the three months ended June 30, 1999, a 3% decrease from $3,143,000 for the three months ended June 30, 1998. The decrease was the result of decreased sales of the Company's design services and TDC&E products largely offset by increased revenues from the Company's FMS software product. For the three months ended June 30, 1999, BellSouth, MCI WorldCom and Bell Atlantic accounted for 33%, 12%, and 10% of the Company's total revenue, respectively. For the three months ended June 30, 1998, MCI WorldCom and BellSouth accounted for 36% and 32% of the Company's total revenue, respectively.

          Revenue totaled $16,065,000 for the six months ended June 30, 1999, a 16% increase from $13,852,000 for the six months ended June 30, 1998. The increase is primarily the result of increased revenue from the sale of network systems products as well as increased revenue related to network management OSS products. Revenue generated from the sale of the Company's network systems products and services totaled $10,616,000 for the six months ended June 30, 1999, a 19% increase from $8,929,000 for the six months ended June 30, 1998. The increase was primarily the result of increased sales of the Company's T3AS and CTS products and increased licensing revenues related to the Remote Module product line. Revenue generated from the sale of the Company's network management OSS products and services totaled $5,449,000 for the six months ended June 30, 1999, an 11% increase from $4,923,000 for the six months ended June 30, 1998. The increase was the result of increased revenue related to the Company's .Provisioner and FMS OSS products partially offset by decreased sales of the Company's design services.. For the six months ended June 30, 1999, BellSouth, Bell Atlantic and MCI WorldCom accounted for 32%, 12%, and 8% of the Company's total revenue, respectively. For the six months ended June 30, 1998, BellSouth and MCI WorldCom accounted for 33% and 31% of the Company's total revenue, respectively.

          Gross profit totaled $5,332,000 for the three months ended June 30, 1999, a 10% increase from $4,839,000 for the three months ended June 30, 1998. Gross profit as a percent of revenue was 60% for the three months ended June 30, 1999 compared to 56% for the same period in 1998. The increase in gross profit levels was primarily the result of improved gross profit margins on the Remote Module product resulting from manufacturing cost reductions. Gross profit totaled $9,640,000 for the six months ended June 30, 1999, a 50% increase from $6,447,000 for the six months ended June 30, 1998. Gross profit as a percent of revenue was 60% for the six months ended June 30, 1999 compared to 47% for the same period in 1998. The increase in gross profit levels was primarily the result of a network systems product mix weighted toward T3AS products, which carry higher gross margins than the CTS and Remote Module product and improved gross profit margins on the Remote Module product resulting from manufacturing cost reductions. Additionally, the allocation of the Company's relatively fixed manufacturing overhead costs over higher revenue levels and lower inventory write-downs resulted in higher overall gross profit levels in the first half of 1999. There can be no assurance that the Company will be able to maintain the current gross profit margins or gross profit as a percent of revenue levels. Factors which may materially and adversely affect the Company's gross profit in the future include its level of revenue, competitive pricing pressures in the telecommunication network management market, new product introductions by the Company or its competitors, potential inventory obsolescence and scrap, possible recalls, production or quality problems, timing of development expenditures, changes in material costs, disruptions in sources of supply, regulatory changes, seasonal patterns of bookings, capital spending, and changes in general economic conditions.

          Research and development expenses totaled $2,761,000 for the three months ended June 30, 1999, a 27% decrease from $3,777,000 for the three months ended June 30, 1998. The decrease is primarily the result of lower personnel expenses as a result of the termination of the JDA with Nortel and the subsequent reduction in engineering staff. For the three months ended June 30, 1999 and June 30, 1998, the Company's net research and development expenses include $300,000 and $1,006,000 offsets, respectively, representing Nortel's proportionate share of development costs incurred for the project conducted under the JDA. Research and development expenses totaled $5,946,000 for the six months ended June 30, 1999, a 19% decrease from $7,320,000 for the six months ended June 30, 1998. The decrease is primarily the result of lower personnel and non-recurring development expenses as a result of the termination of the JDA with Nortel and subsequent reduction in engineering staff. In addition, during the first quarter of 1999, Nortel agreed to increase its proportionate share of total development costs incurred under the JDA from 50% to 60%. As a result, a greater portion of expenses incurred under the JDA during the first quarter of 1999 were reimbursed by Nortel, resulting in a larger offset to research and development expenses. For the six months ended June 30, 1999 and 1998, the Company's net research and development expenses included $2,141,000 and $1,704,000 offsets, respectively, representing Nortel's proportionate share of development costs incurred for the project conducted under the JDA. The Company believes that its future success depends on its ability to maintain its technological leadership through enhancement of its existing products and development of innovative new products and services that meet customer needs.

          Included in the results of operations for the six months ended June 30, 1999 is a restructuring charge of $1,435,000, of which $1,335,000 is included as a separate component of operating expenses and $100,000 that is included as part of cost of revenue (see Note 4 of the Notes to the Condensed Consolidated Financial Statements contained herein). The restructuring charge is a result of the Company's plan to focus its efforts on market opportunities in its core business and the termination of the JDA with Nortel.

          Also included in the results of operations for the six months ended June 30, 1999 is a one-time credit adjustment of $1,361,000, which represents an increase from 50% to 60% in Nortel's proportionate share of total development expenses incurred under the JDA through December 31, 1998.

           Sales and marketing expenses totaled $2,147,000 for the three months ended June 30, 1999, a 16% decrease from $2,551,000 for the three months ended June 30, 1998. The decrease is primarily attributable to lower travel and promotional expenses. Sales and marketing expenses totaled $4,426,000 for the six months ended June 30, 1999, an 8% decrease from $4,831,000 for the six months ended June 30, 1998. The decrease is primarily due to lower travel and professional services expenses. The Company expects sales and marketing expenses will increase during the second half of 1999 as it adds additional sales, marketing and technical support personnel to support increased focus on new customer markets and planned product introductions.

          General and administrative expenses totaled $1,353,000 for the three months ended June 30, 1999, a 4% increase from $1,295,000 for the three months ended June 30, 1998. The increase is attributable to increased personnel costs associated with the business unit restructuring partially offset by decreased legal and professional services. General and administrative expenses totaled $2,614,000 for the six months ended June 30, 1999, an 8% increase from $2,414,000 for the six months ended June 30, 1998. The increase is attributable to higher personnel costs associated with the business unit restructuring partially offset by a decrease in professional services. The Company expects that general and administrative expenses may increase in 1999 as a result of expected administrative costs related to the termination of the JDA with Nortel and potential increased expenses related to the Company's focus on Year 2000 issues.

          Interest income totaled $134,000 for the three months ended June 30, 1999, a 20% decrease from $168,000 for the three months ended June 30, 1998. Interest income totaled $254,000 for the six months ended June 30, 1999, a 26% decrease from $342,000 for the six months ended June 30, 1998. The decrease for the three and six months ended June 30 is primarily due to lower rates of return on invested balances in 1999 compared to 1998.

          For the three and the six months ended June 30, 1999 and June 30, 1998, the Company provided for income taxes related to the operations of the Company's Canadian subsidiary, based on an effective Canadian tax rate of 50% and 46%, respectively. At December 31, 1998, the Company had federal income tax-loss carry-forwards of approximately $27,642,000 and California State income tax-loss carry-forwards of approximately $5,458,000. The Company's use of approximately $1,166,000 of its federal tax-loss carry-forwards, and $408,000 of its federal and $105,000 of its California tax credit carry-forwards are significantly limited as a result of ownership changes associated with equity financing in January 1989 and March 1991. See footnote 9 to the Consolidated Financial Statements in the December 31, 1998 Form 10-K.

          As a result of the factors discussed above, the Company incurred a net loss of $843,000 or $.06 per basic and diluted share for the three months ended June 30, 1999 compared to net loss of $2,658,000, or $.21 per basic and diluted share for the three months ended June 30, 1998. The Company incurred a net loss of $3,169,000 or $.24 per basic and diluted share for the six months ended June 30, 1999 compared to net loss of $7,865,000, or $.62 per basic and diluted share for the six months ended June 30, 1998. Excluding the one time credit adjustment of $1,361,000 and the restructuring charge of $1,435,000, the Company would have recorded a net loss of $3,095,000, or $.24 per basic and diluted share for the six months ended June 30, 1999.

LIQUIDITY AND CAPITAL RESOURCES

          Cash and investments totaled $14,332,000 at June 30, 1999 compared to $12,513,000 at December 31, 1998. The increase in cash is primarily due to reductions in trade receivables and inventory offset by a reduction in accrued expenses and decreased operating losses for the period.

          Net working capital totaled $16,483,000 at June 30, 1999 compared to $16,756,000 at December 31, 1998. The decrease in working capital was primarily the result of a decrease in inventory and trade receivables significantly offset by an increase in cash and investments and a decrease in accrued expenses.

          Cash provided from the Company's operating activities totaled $1,628,000 for the six months ended June 30, 1999 compared to $216,000 for the six months ended June 30, 1998. The cash provided for the first six month of 1999 was primarily the result of reductions in trade receivables and inventory offset by a reduction in accrued expenses and lower operating losses for the period.

          Cash used for capital expenditures totaled approximately $169,000 for the six months ended June 30, 1999 compared to $1,370,000 for the six months ended June 30, 1998. Most of the capital additions in the first six months of 1999 were for the purchase of software development tool kits and computer workstations. The Company expects that 1999 capital expenditures will decrease substantially from 1998 levels due to the termination of the JDA with Nortel. Planned expenditures will focus on upgrades to the Company's network infrastructure and specific needs for ongoing research and development projects.

          Assuming no material changes in the Company's current operating plans, the Company believes that cash generated from operations, and the total of its cash and investments, will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months. However, there can be no assurance that the Company will not need to seek additional capital resources to meet working capital and capital expenditure requirements. Additionally, significant additional capital resources may be required to fund acquisitions of complementary businesses, products or technologies that are focused on the Company's core business. The Company may need to issue additional shares of its capital stock or incur indebtedness in connection with any such acquisitions or future operations. At present, the Company does not have any agreements or commitments with respect to any such acquisitions.

          The Company believes the impact of inflation on its business activities has not been significant to date.

YEAR 2000 COMPLIANCE

          Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Without modification, these systems and software will be unable to appropriately interpret or recognize dates beyond the calendar year 1999. The Year 2000 computer issue could result in system failures or miscalculations causing disruptions in business operations worldwide (including, without limitation, disruptions in order processing, invoicing, manufacturing and similar functions).

          The risk to ADA exists in four areas: systems used by the Company to run its business, systems used by the Company's suppliers, potential warranty or other claims from Company customers, and the potential reduced spending by telecommunication service providers ("TSPs") on network performance management products as a result of significant information systems spending on Year 2000 remediation.

          The Company is continuing to conduct an assessment and analysis of its internal information technology ("IT") systems to determine the potential costs and scope of any Year 2000 issues. Based on a preliminary assessment, ADA has determined that certain of its IT systems need to be upgraded or replaced to address Year 2000 issues. The Company believes that all necessary upgrades or replacements of its IT systems will be completed by September 30, 1999. Validation testing will be conducted as IT systems are upgraded and replaced. All IT systems that have been purchased in 1999 or 1998 are Year 2000 compliant. The upgrades are generally covered by service contracts previously entered into by the Company in the ordinary course of business and the cost of the upgrades and remediation is not expected to be material to the Company's operating results. If implementation of upgrades or replacement systems is delayed, or if significant new non-compliance issues are identified, the Company's results of operations or financial condition could be materially adversely affected.

          ADA has conducted a comprehensive evaluation of its non-IT systems and equipment (e.g., facilities, and test equipment containing microprocessors or other similar circuitry, etc.). Based on this evaluation, ADA does not expect Year 2000 issues to have a material adverse effect on the Company's non-IT systems and equipment. However, Year 2000 compliance for some of the Company's non-IT systems and equipment is dependent upon upgrades to be provided by third party vendors. The Company expects all upgrades required from third party vendors to complete Year 2000 compliance for non-IT systems and equipment to be completed by September 30, 1999. There can be no assurance that third party vendor upgrades to non-IT systems and equipment will be Year 2000 complaint or that the upgrades will be completed prior to the end of 1999 which could negatively impact the functionality of non-IT systems and equipment that could have a material adverse effect on the Company's revenue, operating results and financial condition.

          In addition, the Company has made inquiries of its third party suppliers to determine if they have any Year 2000 issues that will materially and adversely impact the Company. To date, the Company has not been made aware of any material Year 2000 issues which would adversely affect ADA.

          The Company believes that current versions of its products are Year 2000 compliant. The Company does not expect additional efforts, if required, to complete Year 2000 compliance for its products will be material. Internal validation testing was conducted as products were upgraded. An independent third party also performed validation testing on one of the Company's test and performance management products. However, since all customer situations cannot be anticipated, particularly those involving third party products, the Company may see an increase in warranty and other claims as a result of the Year 2000 transition. In addition, litigation regarding Year 2000 compliance issues is expected to escalate. For these reasons, the impact of customer claims could have a material adverse impact on the Company's operating results or financial condition.

          Year 2000 compliance is an issue for virtually all businesses, whose computer systems and applications may require significant hardware and software upgrades or modifications. TSPs have devoted a substantial portion of their information systems' spending to fund such upgrades and modifications and have diverted spending away from network performance management products. Such changes in customers' spending patterns have had and could continue to have a material adverse impact on the Company's sales, operating results or financial condition.

          The Company intends to continue the review, remediation and testing of its Year 2000 status and, to the extent necessary, it will develop Year 2000 contingency plans for critical business purposes. In addition, there can be no assurance that Year 2000 issues will not have a material adverse effect on the Company if ADA and/or those with whom it conducts business are unsuccessful in identifying or implementing timely solutions to any Year 2000 problems.

RISKS AND UNCERTAINTIES

          CUSTOMER MERGERS. Many of the major TSPs currently involved in or that have recently completed merger transactions are customers of the Company. Several of these mergers involved companies that purchase network systems and software products and services from the Company's competitors. Consequently, these mergers may result in the loss of business and customers for the Company. Additionally, the impact of capital spending constraints during the merger transitions and thereafter has had and could continue to have a material adverse effect on the Company's business, operating results and financial condition. In addition, future merger transactions involving or contemplated by the Company's current or prospective customers may cause increased concentration among some of the Company's major customers or delays or decreases in their capital spending decisions, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

          FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; HISTORY OF LOSSES. The Company has experienced significant fluctuations in bookings, revenue and operating results from quarter to quarter due to a combination of factors and expects such fluctuations to continue in future periods. Factors that may cause the Company's results of operations to vary significantly from quarter to quarter include but are not limited to the size and timing of customer orders and subsequent shipment of systems products and implementation of OS software products to major customers, timing and market acceptance of product introductions or enhancements by the Company or its competitors, customer order deferrals in anticipation of new products, technological changes in the telecommunications industry, competitive pricing pressures, changes in the Company's operating expenses, personnel changes, management of a changing business, changes in the mix of products sold and licensed, disruption in sources of supply, changes in pricing policies by the Company's suppliers, regulatory changes, capital spending, delays of payments by customers and general economic conditions. The Company believes that in late 1997 it began experiencing seasonality in its product shipments and Operating System ("OS") software licensing. Generally, TSPs place more orders for products and licenses in the second and fourth quarters, with the orders significantly down in the first quarter and relatively flat in the third quarter of each year. The Company expects that revenue may begin to reflect these seasonal order cycles more closely, which could result in quarterly fluctuations. There can be no assurance that the TSPs will not defer or delay orders contrary to the historical seasonal pattern or that they will not change their ordering patterns. Because of the relatively fixed nature of most of the Company's costs, including personnel and facilities costs, any unanticipated shortfall in revenue in any fiscal quarter would have a proportionately greater impact on the Company's operating income in that quarter and may result in fluctuations in the price of the Company's Common Stock.

          As the impact of the Company's Network Management business unit on the Company's revenue increases, the Company may be faced with greater fluctuations in operating income. The licensing and implementation of the Company's OS products generally involves a significant capital expenditure and a commitment of resources by prospective customers. Accordingly, the Company is dependent on its customers' decisions as to the timing and level of commitment and expenditures. In addition, the Company typically realizes a significant portion of license revenues in the last weeks or even days of a quarter. As a result, the magnitude of quarterly fluctuations in the Network Management business unit may not become evident until late in, or after the close of, a particular quarter. In addition, the Company does not recognize service revenues until the services are rendered. The time required to implement the Company's OS products can vary significantly with the needs of its customers and is generally a process that extends for several months. Because of their complexity, larger implementations may take multiple quarters to complete. Additionally, quarter-to-quarter product mix variations, customer orders tending to be placed late in the quarter, and competitive pressures on pricing could have a materially adverse effect on the Company's operating results in any one quarter. The Company's expenses are based in part on the Company's expectations as to future revenues and to a large extent are fixed in the short term. If revenues do not meet expectations, the Company's business, operations and financial condition are likely to be materially adversely affected.

          The Company has experienced losses in the past and there can be no assurance that the Company will not experience losses in the future.

          COMPETITION. Competition in the Company's markets is intense and is characterized by rapidly changing technologies, conformance with evolving industry standards, frequent new product introductions and enhancements, rapid changes in customer requirements, and price-competitive bidding. To maintain and improve its competitive position, the Company must continue to develop and introduce, in a timely and cost-effective manner, new products and features that keep pace with increasing customer requirements. The Company expects competition in its markets to increase from existing competitors and from other companies which may enter the Company's current or future markets. The Company believes the principal competitive factors affecting the market for its network systems test and performance monitoring products are product features, price, conformance with BellCore and other industry transmission standards and specifications, performance and reliability, technical support, and the maintenance of close working relationships with customers. The Company's network systems products, especially CTS and Remote Module, are currently focused in highly competitive market niches. The environment for CTS and Remote Module is fiercely competitive with respect to price, product features, established customer-supplier relationships and conformance with industry standards. The Company believes the current competitors that provide partial solutions to either performance monitoring or testing of the DS3, and the DS1 and DS0 circuits that make up the DS3 circuit, include Hekimian, TTC, Wiltron and some of the manufacturers of large transmission equipment and digital cross-connect test and performance monitoring equipment such as Lucent, Alcatel, Ericsson, ADC Telecommunications, and Tellabs, Inc. The Company's Remote Module product addresses the DS1 NIU market in which current competitors include Westell Inc., Teltrend Inc., and Troncom, Inc. In addition, in 1997, ANSI adopted certain of the Company's Remote Module signaling technology as an industry standard. As a result, the Company is obligated to grant licenses of this technology to third parties, including competitors, on fair and equitable terms which has resulted in competition from the licensees of its own technology. Many of these competitors have significantly greater technical, financial, manufacturing, and marketing resources than the Company.

          The Company believes there are an increasing number of current competitors in the network management OS market that provide network management OS applications for circuit and services provisioning and services management, testing and test management, fault and alarm management and surveillance, network and circuit performance monitoring and traffic management telecommunications functions. The OS market is characterized by a wide range of companies that have varying degrees of market influence. The nature of the network management OS market is such that improved technologies and tool sets have made the barriers to entry in this market relatively small resulting in fierce competition. The principal competitive factors affecting the Company's network management OS products include product quality, performance, price, customer support, corporate reputation, and product features such as scalability, interoperability, functionality and ease of use. The Company's existing and potential competitors offer a variety of solutions to address network management needs. Competitors include suppliers of standard off-the-shelf products, custom software developers, large telecommunications equipment vendors that offer software applications to manage their own and other suppliers' equipment, such as Lucent, Nortel, Fujitsu, and Ericsson, hardware and software vendors, including IBM, Sun Microsystems and Hewlett Packard, and providers of specific network management and OS applications, such as BellCore, OSI, TCSI, Architel and others. Additionally, many of the Company's existing and potential customers continuously evaluate whether they should develop their own network management and OS applications or license them from outside vendors. The Company expects competition in the OS market to increase significantly in the future. Additionally, several of the Company's competitors have long-established relationships with the Company's current and prospective customers which may adversely affect the Company's ability to successfully compete for business with these customers. In addition, product price reductions resulting from market share penetration initiatives or competitive pricing pressures could have a material and adverse effect on the Company's business, operating results, and financial condition. There can be no assurance that the Company will have the financial resources, technical expertise or manufacturing, marketing, distribution and support capabilities to compete successfully in the future.

          CONCENTRATION OF MAJOR CUSTOMERS; TELEPHONE COMPANY QUALIFICATION REQUIREMENTS. The market for the Company's products and services currently consists of the five RBOCs, IXCs, ILECs, CLECs, emerging carriers, ISPs, enterprise networks and other TSPs. Historically, the Company's marketing efforts focused primarily on the RBOCs, which accounted for approximately 31%, 47% and 52% of the Company's total revenue in 1997, 1998, and the six months ended June 30, 1999, respectively. However, the Company's strategy has been to focus its efforts on diversifying its customer base. RBOC and IXC customers accounted for 52% and 9% of the Company's total revenue for the six months ended June 30, 1999 and 47% and 23% for the year ended December 31, 1998, respectively. The increased customer base is primarily a function of the Company's acquisitions in 1996 and 1997. As a result of these acquisitions, the Company added OS related products and services that the Company has been able to market to a wider group of customers. In addition, the Company added a number of TSPs that were new customers to the Company. To date, the OS customers tend to be long distance telephone companies, CLECs, emerging carriers and enterprise vendors who have not invested in legacy systems from BellCore. While the Company believes its customer base diversification is beneficial to the Company, there can be no assurances that the Company will be able to continue expanding the distribution of its OS and system products and services to additional prospective customers. In addition, the Company's customers are significantly larger than the Company and may be able to exert a high degree of influence over the Company. The loss of one or more of the Company's major customers, the reduction of orders, a delay in deployment of the Company's products or the cancellation, modification or non-renewal of license or maintenance agreements could materially and adversely affect the Company's business, operating results and financial condition. BellSouth, Ameritech, Southwestern Bell and MCI WorldCom have entered into purchase contracts with the Company. MCI WorldCom has also entered into license agreements with the Company. Other TSPs purchase the Company's network system products and license OS products under standard purchase orders. Since the RBOC and MCI WorldCom contracts may be terminated at either the customer's or the Company's convenience, the Company believes that the purchase contracts and license agreements are not materially different than purchasing or licensing under purchase orders. Prior to selling products to RBOCs and certain other TSPs, a vendor must often first undergo a product qualification process with the TSP for its products. Although the qualification process for a new product varies somewhat among these prospective customers, the Company's experience is that the process often takes a year or more. Currently, the five RBOCs, MCI WorldCom and several other customers have qualified the Company's products, when required. Any failure on the part of any of the Company's customers to maintain their qualification of the Company's products, failure of any of the TSPs to deploy the Company's products, or any attempt by any of the TSPs to seek out alternative suppliers could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company's products will be qualified by new customers, or that such qualification will not be significantly delayed. Furthermore, work force reductions and staff reassignments by some of the Company's customers have in the past delayed the product qualification process, and the Company expects such reductions and reassignments to continue in the future. There can be no assurance that such reductions and reassignments will not have a material adverse effect on the Company's business, operating results and financial condition.

          DEPENDENCE ON TWO PRODUCT LINES. Historically, the majority of the Company's revenue has been derived from the sale of its network systems products and services. However, as a result of acquisitions completed in 1996 and 1997, the Company added additional product lines and derived revenue from a product mix of both network systems products and services and network management OS software products and services. Revenue from network systems products and services, including CTS, T3AS and Remote Module, generated 56% and 66% of the Company's total revenues for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. Revenue from network management OS products and services, including software design services, .Provisioner, Test OS, TDC&E and FMS, generated 44% and 34% of the Company's total revenue for the year ended December 31, 1998 and six months ended June 30, 1999, respectively. However, there can be no assurance that the Company's future revenues will not be heavily dependent on sales from only one of its primary product lines. The Company is investing in the expansion of these two product lines through the enhancement, development and marketing of its NIU, CTS, NEPA, T3AS, Test OS, .Provisioner, TDC&E and FMS products. Failure by the Company to enhance either its existing products and services or to develop new product lines and new markets could materially and adversely affect the Company's business, operating results and financial condition. There is no assurance that the Company will be able to develop and market new products and technology or otherwise diversify its source of revenue.

          MANAGEMENT OF CHANGING BUSINESS. As a result of acquisitions in 1996 and 1997, the Company formed two business units around the Company's product lines: the Network Systems business unit and the Network Management business unit. The Network Systems business unit is built around the Company's test and performance management products, including T3AS, CTS, Remote Module, Sectionalizer, NEPA and PAAS products. The Network Management business unit focuses on OS software products including. Provisioner, TDC&E, Test OS, GTA, FMS, and OS design services. These business units operate in four separate geographic locations. The Company continues to face significant management challenges related to the integration of the business operations of these business units. The acquisitions and resultant growth in the Company's infrastructure have placed, and are expected to continue to place, a significant strain on the Company's management, information systems and operations. The strain experienced to date has chiefly been in management of a geographically distributed organization, and in hiring sufficient numbers of qualified personnel to support the expansion of the business. The Company may also make future acquisitions where it believes it can acquire new products or otherwise rapidly enter new or emerging markets. Mergers and acquisitions of high technology companies are inherently risky and can place significant strains on the Company's management, information systems and operations. The Company is not able to forecast additional strains that may be placed on the Company's management, information systems and operations as a result of recent or future acquisitions or in the future. The Company's potential inability to manage its changing business effectively could have a material adverse effect on the Company's business, operating results, and financial condition. Additionally, as a result of the termination of the JDA, the Company discontinued operations conducted at its Richardson, Texas facility. There can be no assurance that the Company will not incur significant expenses related to the closure of the Texas facility that could have a material impact on the Company's business, operating results and financial condition.

          RAPID TECHNOLOGICAL CHANGE AND DEPENDENCE ON NEW PRODUCTS. The market for the Company's products is characterized by rapid technological advances, evolving industry transmission standards, changing regulatory environments, price-competitive bidding, changes in customer requirements, and frequent new product introductions and enhancements. The introduction of telecommunications network performance management products involving superior technologies or the evolution of alternative technologies or new industry transmission standards could render the Company's existing products, as well as products currently under development, obsolete and unmarketable. The Company believes its future success will depend in part upon its ability, on a cost-effective and timely basis, to continue to enhance its products, to develop and introduce new products for the telecommunications network performance management market, to address new industry standards and changing customer needs and to achieve broad market acceptance for its products. In particular, the Company anticipates that the SONET and SDH optical transmission standards will become the industry transmission standards over the coming years for the North American and international networks, respectively. The Company's current network circuit test and performance monitoring systems do not address either the SONET or SDH transmission standards. The Company intends to extend its current products and develop new products to accommodate such new transmission standards and other advances in technology, as they evolve. The widespread adoption of SONET and/or SDH as industry transmission standards before the Company is able to successfully develop products which address such transmission standards could in the future adversely affect the sale and deployment of the Company's products.

          The Company's OS products are designed to operate on a variety of hardware and software platforms and with a variety of databases employed by its customers in their networks. The Company must continually modify and enhance its OS products to keep pace with changes in hardware and software platforms and database technology. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by systems vendors, particularly, Sun Microsystems and Hewlett Packard, and by vendors of relational database software, particularly, Oracle Corporation, could materially adversely impact the Company's business, operating results and financial condition. In addition, the failure of the Company's OS products to operate across the various existing and evolving versions of hardware and software platforms and database environments employed by customers would have a material adverse effect on the Company's business, operating results and financial condition.

          The introduction or announcement of products by the Company or one or more of its competitors embodying new technologies, or changes in industry standards or customer requirements, could render the Company's existing products and solutions obsolete and unmarketable. The introduction of new or enhanced versions of its products requires the Company to manage the transition from older products in order to minimize disruption in customer ordering. There can be no assurance that the introduction or announcement of new product offerings by the Company or its competitors will not cause customers to defer licensing or purchasing of existing Company products or engaging the Company's services. Any deferral of revenues could have a material adverse effect on the Company's business, operating results and financial condition.

          Any failure by the Company to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry transmission standards or customer requirements, or any significant delays in product development or introduction could have a material adverse effect on the Company's business. There can be no assurance that the Company will be able to successfully develop new products to meet customer requirements, to address new industry transmission standards and technological changes or to respond to new product announcements by others, or that such products will achieve market acceptance.

          DEPENDENCE ON SUPPLIERS AND SUBCONTRACTORS. Certain components used in the Company's T3AS, CTS, PAAS and Remote Module products, including its VLSI ASICs, are available from a single source and other components are available from only a limited number of sources. The Company has few supply agreements and generally makes its purchases with purchase orders. Further, certain components require an order lead time of up to one year. Other components that currently are readily available may become difficult to obtain in the future. Failure of the Company to order sufficient quantities of these components in advance could prevent the Company from increasing production in response to customer orders in excess of amounts projected by the Company. In the past, the Company has experienced delays in the receipt of certain of its key components, which have resulted in delays in product deliveries. There can be no assurance that delays in key component and part deliveries will not occur in the future.

          The inability to obtain sufficient key components as required or to develop alternative sources if and as required in the future could result in delays or reductions in product shipments, which in turn could have a material adverse effect on the Company's customer relationships and operating results. Additionally, the Company uses third-party subcontractors for the manufacture of its sub-assemblies. This reliance on third-party subcontractors involves several risks, including the potential absence of adequate capacity, the unavailability of or interruption in access to certain process technologies, and reduced control over product quality, delivery schedules, manufacturing yields and costs. Shortages of raw materials or production capacity constraints at the Company's subcontractors could negatively affect the Company's ability to meet its production obligations and could result in increased prices for affected parts.

          HIGH INVENTORY LEVELS AND NEED TO MAKE ADVANCE PURCHASE COMMITMENTS. To respond to anticipated customer demand, the Company maintains high inventory levels. Maintaining high inventory levels substantially increases the risk that the Company's profitability and results of operations may from time to time be materially and adversely affected by inventory obsolescence. To procure adequate supplies of certain products or components, the Company must make advance commitments to purchase relatively large quantities of such products or components in a number of circumstances. A large portion of the Company's purchase commitments consists of custom parts, some of which are sole-source such as VLSI ASICs, for which there is no alternative use or application. In the first quarter of 1998, the Company recorded a charge for inventory obsolescence totaling $378,000. The inability of the Company to sell such products or incorporate such components in its other products could have a material adverse effect on the Company's business, operating results and financial condition.

          YEAR 2000 COMPLIANCE. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Without modification, these systems and software will be unable to appropriately interpret or recognize dates beyond the calendar year 1999. The Year 2000 computer issue could result in system failures or miscalculations causing disruptions in business operations worldwide (including, without limitation, disruptions in order processing, invoicing, manufacturing and similar functions).

          The risk to ADA exists in four areas: systems used by the Company to run its business, systems used by the Company's suppliers, potential warranty or other claims from Company customers, and the potential reduced spending by TSPs on network performance management products as a result of significant information systems spending on Year 2000 remediation.

          The Company is continuing to conduct an assessment and analysis of its internal information technology ("IT") systems to determine the potential costs and scope of any Year 2000 issues. Based on a preliminary assessment, ADA has determined that certain of its IT systems need to be upgraded or replaced to address Year 2000 issues. The Company believes that all necessary upgrades or replacements of its IT systems will be completed by September 30, 1999. Validation testing will be conducted as IT systems are upgraded and replaced. All IT systems that have been purchased in 1999 or 1998 are Year 2000 compliant. The upgrades are generally covered by service contracts previously entered into by the Company in the ordinary course of business and the cost of the upgrades and remediation is not expected to be material to the Company's operating results. If implementation of upgrades or replacement systems is delayed, or if significant new non-compliance issues are identified, the Company's results of operations or financial condition could be materially adversely affected.

          ADA has conducted a comprehensive evaluation of its non-IT systems and equipment (e.g., facilities, and test equipment containing microprocessors or other similar circuitry, etc.). Based on this evaluation, ADA does not expect Year 2000 issues to have a material adverse effect on the Company's non-IT systems and equipment. However, Year 2000 compliance for some of the Company's non-IT systems and equipment is dependent upon upgrades to be provided by third party vendors. The Company expects all upgrades required from third party vendors to complete Year 2000 compliance for non-IT systems and equipment to be completed by September 30, 1999. There can be no assurance that third party vendor upgrades to non-IT systems and equipment will be Year 2000 complaint or that the upgrades will be completed prior to the end of 1999 which could negatively impact the functionality of non-IT systems and equipment that could have a material adverse effect on the Company's revenue, operating results and financial condition.

          In addition, the Company has made inquiries of its third party suppliers to determine if they have any Year 2000 issues that will materially and adversely impact the Company. To date, the Company has not been made aware of any material Year 2000 issues which would adversely affect ADA.

          The Company believes that current versions of its products are Year 2000 compliant. The Company does not expect additional efforts, if required, to complete Year 2000 compliance for its products will be material. Internal validation testing was conducted as products were upgraded. An independent third party also performed validation testing on one of the Company's test and performance management products. However, since all customer situations cannot be anticipated, particularly those involving third party products, the Company may see an increase in warranty and other claims as a result of the Year 2000 transition. In addition, litigation regarding Year 2000 compliance issues is expected to escalate. For these reasons, the impact of customer claims could have a material adverse impact on the Company's operating results or financial condition.

          Year 2000 compliance is an issue for virtually all businesses, whose computer systems and applications may require significant hardware and software upgrades or modifications. TSPs have devoted a substantial portion of their information systems' spending to fund such upgrades and modifications and divert spending away from network performance management products. Such changes in customers' spending patterns have had and could continue to have a material adverse impact on the Company's sales, operating results or financial condition.

          The Company intends to continue the review, remediation and testing of its Year 2000 status and, to the extent necessary, it will develop Year 2000 contingency plans for critical business purposes. In addition, there can be no assurance that Year 2000 issues will not have a material adverse effect on the Company if ADA and/or those with whom it conducts business are unsuccessful in identifying or implementing timely solutions to any Year 2000 problems.

          PRODUCT RECALL AND DEFECTS. Producers of telecommunications network performance management products such as those being marketed by the Company, are often required to meet rigorous standards imposed by BellCore, the research and development entity created following the divestiture of AT&T to provide ongoing engineering support to the RBOCs. In addition, the Company must meet specialized standards imposed by many of its customers. The Company's products are also required to interface in a complex and changing environment with telecommunication network equipment made by numerous other suppliers. Since many of these suppliers are competitors of the Company, there can be no assurance that they will cooperate with the Company. In the event there are material deficiencies or defects in the design or manufacture of the Company's systems, or if the Company's systems become incompatible with existing third-party network equipment, the affected products could be subject to a recall. The Company has experienced two significant product recalls in its history and there can be no assurance that the Company will not experience any product recalls in the future. The cost of any subsequent product recall and associated negative publicity could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company's development and enhancement of its complex OS products entails substantial risks of product defects. There can be no assurance that software errors will not be found in existing or new products or releases after commencement of commercial licensing, which may result in delay or loss of revenue, loss of market share, failure to achieve market acceptance, or may otherwise adversely impact the Company's business, operating results and financial condition.

          GOVERNMENT REGULATION. The majority of the Company's customers operate within the telecommunications industry which is subject to regulation in the United States and other countries. Most of the Company's customers must receive regulatory approvals in conducting their businesses. Although the telecommunications industry has recently experienced government deregulation, there is no assurance this trend will continue.

          Moreover, the federal and state courts and the FCC continue to interpret and clarify the provisions of the 1996 Telecommunications Act. In fact, recent regulatory rulings have affected the ability of the Company's customers to enter new markets and deliver new services which could impact their ability to make significant capital expenditures. The effect of judicial or regulatory rulings by federal and state agencies on the Company's customers may adversely impact the Company's business, operating results and financial condition.

          POTENTIAL COMPETITION FROM RBOCS. The 1996 Telecommunications Act has generally eliminated the restrictions which had previously prohibited the RBOCs from manufacturing telecommunications equipment (subject to first satisfying certain conditions designed to facilitate local exchange competition and receipt of prior approval by the FCC). These restrictions had been imposed under the Modification of Final Judgment, which governed the structure of the 1984 divestiture by AT&T of its local operating telephone company subsidiaries. The passage of the 1996 Telecommunications Act may have an adverse effect on the Company because the RBOCs, which are presently the Company's principal customers, may now become manufacturers of some or all of the products currently manufactured and sold by the Company and, consequently, may no longer purchase telecommunications equipment produced by the Company at the levels historically experienced.

          PROPRIETARY TECHNOLOGY. The Company relies on a combination of technical leadership, patent, trade secret, copyright and trademark protection and non-disclosure agreements to protect its proprietary rights. Although the Company has pursued and intends to continue to pursue patent protection of inventions that it considers important and for which such protection is available, the Company believes its success will be largely dependent on its reputation for technology, product innovation, affordability, marketing ability and response to customers needs. Currently, the Company has fifteen U.S. patents granted. Additionally, the Company has three pending U.S. patent applications on file covering various circuit and system aspects of its products. There can be no assurance that the Company will be granted additional patents or that, if any patents are granted, they will provide the Company's products with significant protection or will not be challenged. Additionally, should a third party challenge any of the Company's current or future patents, there can be no assurance that the Company will be successful in defending its patents or that any litigation, regardless of outcome, will not result in substantial cost to and diversion of efforts by the Company. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees, consultants and suppliers, and limits access to and distribution of its proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's technology without authorization. Accordingly, there can be no assurance that the Company will be successful in protecting its proprietary technology or that ADA's proprietary rights will preclude competitors from developing products or technology equivalent or superior to that of the Company.

          The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. The Company is currently not party to any litigation regarding any patents or other intellectual property rights. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertions will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to the Company, if at all. Further, litigation, regardless of outcome, could result in substantial cost to and diversion of efforts by the Company. Any infringement claims or litigation by or against the Company could materially and adversely affect the Company's business, operating results and financial condition. Moreover, the laws of some foreign countries do not protect the Company's proprietary rights in the products to the same extent as do the laws of the United States.

          The Company relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third party software licenses will continue to be available to the Company on commercially reasonable terms or that such licenses will not be terminated. Although the Company believes that alternative software is available from other third party suppliers, the loss of or inability of the third parties to enhance their products in a timely and cost-effective manner could result in delays or reductions in product shipments by the Company until equivalent software could be developed internally or identified, licensed, and integrated, which could have a material adverse effect on the Company's business, operating results and financial condition.

          DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent, in part, on its ability to attract and retain highly qualified personnel. Competition for such personnel is intense and the inability to attract and retain additional key employees or the loss of one or more current key employees could adversely affect the Company. There can be no assurance that the Company will be successful in hiring or retaining requisite personnel.

          VOLATILITY OF STOCK PRICE. The Company's future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by public market analysts and investors could have an immediate and significant adverse effect on the trading price of the Company's Common Stock. Fluctuation in the Company's stock price may also have an effect on customer decisions to purchase the Company's products which could have a material adverse effect on the Company's business, operating results and financial condition.


ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Not required.

                          PART II - OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

         From time to time, ADA may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this Report, the Company is not a party to any legal proceedings.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

         None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

         None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         The Annual Meeting of Stockholders was held on May 12, 1999. At the meeting, the stockholders elected Gary D. Cuccio, John F. Malone, Kenneth E. Olson, Christopher B. Paisley, Peter P. Savage and Donald
         L. Strohmeyer as directors of the Company for the ensuing year and until their respective successors are elected. The following tables sets forth the results of voting in this election:


                                            FOR          AGAINST     WITHHELD
                                       -------------   ----------   -----------
          Gary D. Cuccio                11,754,981          --        100,263
          John F. Malone                11,745,881          --        109,363
          Kenneth E. Olson              11,753,051          --        102,193
          Christopher B. Paisley        11,745,565          --        109,679
          Peter P. Savage               11,693,986          --        161,258
          Donald L. Strohmeyer          11,755,722          --         99,522

          In addition, the stockholders voted on the following proposals:

          (a) To amend the Company's 1998 Employee Stock Purchase Plan to increase the maximum aggregate number of shares reserved for issuance thereunder by 300,000:

                                            FOR          AGAINST     WITHHELD
                                       -------------   ----------   -----------
                                         9,332,405      2,491,609      31,230

               This proposal was approved.

          (b) To ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999:

                                            FOR          AGAINST     WITHHELD
                                       -------------   ----------   -----------
                                         11,751,847      66,353        38,044

         This proposal was approved.

ITEM 5.  OTHER INFORMATION

         Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Company at its offices at 9855 Scranton Road, San Diego, CA, 92121 not later than December 13, 1999.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a)      EXHIBITS

           EXHIBIT NUMBER

               3.3 (1)             Certificate of Incorporation of the Company

               3.4 (2)             Certificate of Agreement of Merger of the

                                   Company and its California predecessor

               3.5 (1)             Bylaws of the Company

              27.1                 Financial Data Schedule

(1)  Incorporated by reference to the Company's Current Report on Form 8-K

     Dated December 23,1997 (File No. 0-23698)

(2)  Incorporated by reference to the Company's Current Report on Form 8-K/A

     Dated January 12, 1998 (File No. 0-23698)


(b)      Reports on Form 8-K.

           None.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

              SIGNATURE                         TITLE                     DATE
              ---------                         -----                     ----
By:  /s/ Donald L. Strohmeyer        President, Chief Executive     August 16, 1999
   ----------------------------
        (Donald L. Strohmeyer)       Officer and Director
                                     (Principal Executive
                                     Officer)

By:  /s/ James L. Keefe              Vice President, Finance and    August 16, 1999
   ----------------------------
        (James L. Keefe)             Administration, Chief
                                     Financial Officer, Secretary
                                     (Principal Accounting
                                     Officer)

[ARTICLE] 5
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   6-MOS
[FISCAL-YEAR-END]                          JUN-30-1999
[PERIOD-START]                             JAN-01-1999
[PERIOD-END]                               JUN-30-1999
[CASH]                                           9,465
[SECURITIES]                                     4,867
[RECEIVABLES]                                    5,306
[ALLOWANCES]                                     (145)
[INVENTORY]                                      4,227
[CURRENT-ASSETS]                                25,215
[PP&E]                                          13,271
[DEPRECIATION]                                 (9,799)
[TOTAL-ASSETS]                                  30,878
[CURRENT-LIABILITIES]                            8,732
[BONDS]                                              0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                            13
[OTHER-SE]                                      22,133
[TOTAL-LIABILITY-AND-EQUITY]                    30,878
[SALES]                                         16,065
[TOTAL-REVENUES]                                16,065
[CGS]                                            6,425
[TOTAL-COSTS]                                    6,425
[OTHER-EXPENSES]                                12,940
[LOSS-PROVISION]                                    20
[INTEREST-EXPENSE]                                 (1)
[INCOME-PRETAX]                                (3,074)
[INCOME-TAX]                                        95
[INCOME-CONTINUING]                            (3,169)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                   (3,169)
[EPS-BASIC]                                     (0.24)
[EPS-DILUTED]                                   (0.24)